Exhibit 99.27

CONTACT:

Paul Knopick

E & E Communications

949/707-5365

pknopick@eandecommunications.com

For Immediate Release

CORD BLOOD AMERICA CEO MATTHEW SCHISSLER TO PRESENT AT TWO NEW YORK INVESTOR CONFERENCES

LOS ANGELES, CA. – Feb. 27, 2007 – Cord Blood America, Inc. (OTC BB:  CBAI), the umbilical cord blood stem cell preservation company (http://www.cordblood-america.com ) focused on bringing the life saving potential of stem cells to families nationwide and internationally, said today that its CEO, Matthew Schissler, will appear at two upcoming, major investor conferences for small cap companies in New York City,

Mr. Schissler will present at the New York Private Equity Healthcare Research Conference on February 27th.  The presentation, from 5 to 7 p.m., is at a Private Club at 1W54th Street at Fifth Avenue.   (http://www.nyprivateequity.com/Conference.html).

On the following day, February 28th, Cord Blood America’s CEO will present at the Small Cap Stock Expo at the Marriott Financial Center Hotel at 85 West Street at 11:55 a.m. (time).  (http://www.smallcapexpo.com).

”Both presentations are an opportunity to tell the outstanding Cord Blood America story of accomplishments to key retail brokers, institutional brokers, and fund managers,” said Mr. Schissler.  “Both conferences are noted for their abilities to bring together professional and individual small-cap investors and superior small cap companies.”

About Cord Blood America

Cord Blood America (OTC BB:CBAI.OB - News) is the parent company of CorCell, which facilitates umbilical cord blood stem cell preservation for expectant parents and their children. Its mission is to be the most respected stem cell preservation company in the industry. Collected through a safe and non-invasive process, cord blood stem cells offer a powerful and potentially life-saving resource for treating a growing number of ailments, including cancer, leukemia, blood, and immune disorders. To find out more about Cord Blood America, Inc. (OTC Bulletin Board: CBAI), visit our website at www.corcell.com. For investor information, visit www.cordblood-america.com.

Forward-Looking Statements

Some statements made in this press release are forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate,” “believe,” “expect,” “future,” “intend,” “plan,” and similar expressions to identify forward-looking statements. These statements including those related to the growth of the industry, new stem cell treatments, and the Company’s performance, are only predictions and are subject to certain risks, uncertainties and assumptions. Additional risks are identified and described in the Company's public filings with the Securities and Exchange Commission. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company's past performance is not necessarily indicative of its future performance. The Company does not undertake, and the Company specifically disclaims any obligation to update any forward-looking statements to reflect occurrences, developments, events, or circumstances after the date of such statement.